Exhibit (g)(3)

SCHEDULE II

(Amended and Restated as of September 2, 2021)

Impact Shares NAACP Minority Empowerment ETF

Impact Shares YWCA Women’s Empowerment ETF

Impact Shares Sustainable Development Goals Global Equity ETF

Impact Shares Affordable Housing MBS ETF

Impact Shares MSCI Global Climate Select ETF